SUBSCRIPTION AGREEMENT
(Regulation A  Tier 1 Offering)
Aura Redision, Inc. (Delaware Corporation)
979 McLean Avenue, Yonkers, NY 10704
Telephone: (646) 229-6887
1. Subscription
The undersigned (Subscriber) hereby subscribes for and agrees to purchase from Aura Redision, Inc., a Delaware corporation (the Company), the number of shares of the Companys Common Stock (the Shares) set forth on the signature page of this Subscription Agreement at a purchase price of US$ [3.00] per share (the Offering Price), for an aggregate purchase price of US$   (the Purchase Price).

This subscription is made pursuant to the Companys Offering Circular dated [Month Day, Year], filed with the U.S. Securities and Exchange Commission (the Commission) under Regulation A, Tier 1, pursuant to Section 3(b)(2) of the Securities Act of 1933, as amended (the Securities Act).
2. Acceptance of Subscription
(a) The Subscriber understands that this subscription is subject to acceptance or rejection, in whole or in part, by the Company in its sole discretion.
(b) The subscription shall become binding upon the Companys acceptance, which will be evidenced by execution of this Agreement by a duly authorized officer of the Company.
3. Payment of Subscription Price
The Subscriber shall deliver the full Purchase Price by wire transfer or check payable to the designated escrow account or subscription account of the Company (as identified in the Offering Circular). Subscription funds will be held until the Company accepts the subscription, at which time the funds will be released to the Company.
4. Representations and Warranties of Subscriber
The Subscriber hereby represents and warrants to the Company that:
1. The Subscriber has received, read, and understands the Offering Circular and is relying only on the information contained therein.
2. The Subscriber is acquiring the Shares for investment purposes and not with a view to resale or distribution.
3. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.
4. The Subscriber is able to bear the economic risk of this investment and can afford a complete loss of the investment.

5. The Subscriber understands that the Shares have not been registered under the Securities Act and are being offered pursuant to Regulation A  Tier 1 and applicable state blue sky laws.
6. The Subscriber has had the opportunity to ask questions of, and receive answers from, the Company and its representatives concerning the terms and conditions of the Offering.
7. If the Subscriber is a corporation, partnership, trust, or other entity, the person signing this Agreement has full power and authority to do so on its behalf.
5. Restrictions on Transfer
The Subscriber understands that the Shares may not be resold unless they are registered under the Securities Act or an exemption is available. There is no public market for the Shares and none is guaranteed to develop. Transfers must comply with the Companys bylaws and any applicable securities laws.
6. Investor Suitability (Tier 1 Acknowledgment)
The Subscriber acknowledges that:
- The Offering is conducted under Regulation A  Tier 1, which limits the aggregate amount of securities that may be sold to $25 million in a 12-month period.
- The Company may accept subscriptions only from residents of states in which the Offering has been qualified or exempt.
- The Subscriber meets all applicable state suitability standards and has truthfully completed any required investor questionnaire.
7. Representations and Warranties of the Company
The Company represents and warrants to the Subscriber that:
1. The Company is duly organized and validly existing under the laws of the State of Delaware.
2. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action.
3. When issued and paid for, the Shares will be validly issued, fully paid, and non-assessable.
8. Closing and Delivery of Shares
Upon the Companys acceptance of this Subscription Agreement and receipt of cleared funds, the Company shall deliver to the Subscriber evidence of the issuance of the Shares in book-entry or certificated form. The date of such issuance shall constitute the Closing Date.
9. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-law principles.
10. Miscellaneous
Entire Agreement: This document constitutes the entire agreement between the parties with respect to the subject matter hereof.

Amendments: No amendment shall be effective unless in writing signed by both parties. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original.
Electronic Signatures: Signatures transmitted electronically (e.g., PDF or DocuSign) are deemed binding.
11. Notices
All notices under this Agreement shall be in writing and delivered personally, by certified mail, or by email to the Company at:

Aura Redision, Inc.
979 McLean Avenue, Yonkers, NY 10704 Attn: Karuppannaikka Rajoo
Email: [ insert ]
Tel: (646) 229-6887
12. Survival
All representations, warranties, and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the purchase of the Shares.

SIGNATURE PAGE
Number of Shares Subscribed:   Price per Share (US$): [3.00]
Total Subscription Amount (US$):   Form of Payment:  Wire  Check

SUBSCRIBER INFORMATION
Name (Print):     Address:    City/State/ZIP:    Email:    Phone:

Signature:    Date:

ACCEPTED BY:
AURA REDISION, INC.
By:    Name: Karuppannaikka Rajoo Title: Chief Financial Officer Date: